                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Twelve Months Ended   Three Months Ended
                                       Dec. 31    Dec. 31   Dec. 31    Dec. 31
                                        2003       2002      2003       2002
                                      --------   --------  --------   --------
                                   (Thousands of Dollars, except ratio amounts)
Income before income taxes and
  cumulative effect of accounting
  change                              $ 60,802   $ 85,518  $ 37,494   $ 58,173
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        4,827        -       1,995        -
Amortization of capitalized interest     2,702      2,872       591        708
Interest expense                        48,401     31,540    12,757      7,544
Interest portion of rental expense       1,513      1,391       588        278
                                      --------   --------  --------   --------
Earnings                              $118,245   $121,321  $ 53,425   $ 66,703
                                      ========   ========  ========   ========
Interest                              $ 48,401   $ 31,975  $ 12,952   $  7,740
Interest portion of rental expense       1,513      1,391       588        278
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                         464        -         106        -
                                      --------   --------  --------   --------
Fixed Charges                         $ 50,378   $ 33,366  $ 13,646   $  8,018
                                      ========   ========  ========   ========
Ratio of Earnings to Fixed Charges        2.35       3.64      3.92       8.32
                                      ========   ========  ========   ========